Exhibit 99.4

[Explanatory Note:  This proxy statement will be attached to the front of the prospectus included in this registration statement.]

[Letterhead of Alliance Bank]

___________ ___, 2006

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Alliance Bank.  The meeting will be held at the ________________________, located at _________________, ___________, Pennsylvania on _____ __, 2006, at _:00 _.m., local time.

At the Special Meeting, you will be asked to approve and adopt Alliance Bank’s Agreement and Plan of Reorganization whereby Alliance Bank will reorganize into the mid-tier stock holding company form by creating a new federally-chartered mid-tier holding company, to be known as Alliance Bancorp, Inc. of Pennsylvania, which will hold all of the issued and outstanding shares of Alliance Bank upon completion of the reorganization.  The Agreement and Plan of Reorganization is more fully described in the accompanying materials.

It is very important that you be represented at the Special Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person.  We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Special Meeting.  This will not prevent you from voting in person at the Special Meeting, but will ensure that your vote is counted if you are unable to attend.

Your continued support of Alliance Bank is sincerely appreciated.

Very truly yours,

Dennis D. Cirucci
President and Chief Executive Officer

ALLIANCE BANK 541 Lawrence Road Broomall, Pennsylvania 19008 (610) 353-2900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TIME AND DATE		_:00 _.m., local time, ________, ___________, 2006

PLACE		____________________
____________________
____________________, Pennsylvania

ITEMS OF BUSINESS	(1)

To approve and adopt the Agreement and Plan of Reorganization, pursuant to which Alliance Bank would reorganize into the mid-tier stock holding company form by creating a new federally-chartered mid-tier holding company, to be known as Alliance Bancorp, Inc. of Pennsylvania, which will hold all of the issued and outstanding shares of Alliance Bank upon completion of the reorganization. The Agreement and Plan of Reorganization provides that the current stockholders of Alliance Bank will exchange their existing shares of Alliance Bank common stock for shares of common stock of the new mid-tier holding company pursuant to an exchange ratio in an estimated range of approximately 2.1:1 to 2.8:1, which may be increased to approximately 3.3:1.

(2)

To transact such other business as may properly come before the Special Meeting. Except with respect to procedural matters incident to the conduct of the Special Meeting, management is not aware of any matters other than those set forth above which may properly come before the Special Meeting.

RECORD DATE		Holders of Alliance Bank common stock of record at the close of business on __________ ____, 2006 are entitled to vote at the Special Meeting.

PROSPECTUS

The Prospectus of Alliance Bancorp, Inc. of Pennsylvania is attached to this Proxy Statement/Prospectus Supplement, is incorporated herein by reference and is an integral part of these proxy solicitation materials.

PROXY VOTING

It is important that your shares be represented and voted at the Special Meeting. You can vote your shares by completing and returning the enclosed proxy card. Most stockholders whose shares are held in “street” name can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card. You can revoke a proxy at any time prior to its exercise at the Special Meeting by following the instructions in the attached Proxy Statement/Prospectus Supplement.

BY ORDER OF THE BOARD OF DIRECTORS

____________, Pennsylvania
____________, 2006		Kathleen P. Lynch
Corporate Secretary

Your Vote Is Very Important. Voting on the Agreement and Plan of Reorganization Does Not Require You to Purchase Stock in the Offering.

ALLIANCE BANK

PROXY STATEMENT/PROSPECTUS SUPPLEMENT

ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

This Proxy Statement/Prospectus Supplement is furnished to holders of common stock of Alliance Bank, in connection with the solicitation of proxies on behalf of the Board of Directors, to be used at the Special Meeting of Stockholders to be held at the ______________________ located at ______________, _________, Pennsylvania on _________ __, 2006, at _:00 _.m., local time, and at any adjournment thereof for the purposes set forth in the attached Notice of Special Meeting.  This Proxy Statement/Prospectus Supplement is expected to be mailed to stockholders on or about __________ __, 2006.

What is the purpose of the Special Meeting?

At our Special Meeting, stockholders will act upon the matters outlined in the Notice of Special Meeting on the cover page of this Proxy Statement/Prospectus Supplement, including the approval and adoption of the Agreement and Plan of Reorganization and such other business as may properly be brought before the Special Meeting.  Management is not aware of any such other business.

What is the recommendation of the Board of Directors?

The Board of Directors recommends that you vote FOR the adoption of the Agreement and Plan of Reorganization.  The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy.  If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.  Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment of the Special Meeting and will not be used for any other meeting.

Should you send in your stock certificates now?

No.  You should not send in your stock certificates at this time.  Instructions for surrendering your Alliance Bank common stock certificates in exchange for certificates representing Alliance Bancorp common stock will be sent to you after we complete the reorganization.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:           Who is entitled to vote?

A:            Only stockholders of record of Alliance Bank at the close of business on ________ __, 2006 (voting record date) are entitled to notice of and to vote at the Special Meeting.  On the voting record date, there were 3,441,383 shares of Alliance Bank common stock outstanding, and we had no other class of equity securities outstanding.  Alliance Bank’s issued and outstanding shares include 2,753,625 shares of common stock held by Greater Delaware Valley Holdings, its mutual holding company.  For each share of common stock you own, you will be entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting.

Q:           What is the vote required on the Proposal?

A:            The approval of the Agreement and Plan of Reorganization requires the approval of the holders of at least two-thirds of the shares of the outstanding common stock of Alliance Bank as of the voting record date at the Special Meeting.  Greater Delaware Valley Holdings intends to vote its shares of common stock, which amount to 80.02% of the outstanding shares, in favor of the Agreement and Plan of Reorganization at the Special Meeting.  As a result, the reorganization is assured of obtaining the necessary vote for approval.

Q:           What constitutes a quorum?

A:            The presence at the meeting, in person or by proxy, of the holders of a majority of votes that all stockholders are entitled to cast on a particular matter will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

Q:           How do I submit by proxy?

A:            After you have carefully read this Proxy Statement/Prospectus Supplement and the attached Prospectus, indicate on your proxy card how you want your shares to be voted.  Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. Most stockholders whose shares are held in “street” name can also vote their shares over the Internet or by telephone.  If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

Q:           If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:            No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you.  You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:           What if I fail to instruct my broker or bank?

A:            If you fail to instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against the Plan of Reorganization.

Q:           Can I attend the Special Meeting and vote my shares in person?

A:            Yes.  All stockholders are invited to attend the Special Meeting.  Stockholders of record on _________ __, 2006 can vote in person at the Special Meeting.  If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at the Special Meeting.

Q:           Can I change my vote?

A:            Yes.  If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

•                    First, you may send a written notice to the Corporate Secretary of Alliance Bank stating that you would like to revoke your proxy before the Special Meeting:  Kathleen P. Lynch, Corporate Secretary, Alliance Bank, 541 Lawrence Road, Broomall, Pennsylvania 19008.

•                    Second, you may complete and submit a new proxy card.  Any earlier proxies will be revoked automatically.

•                    Third, you may attend the Special Meeting and vote in person.  Any earlier proxy will be revoked.  However, attending the Special Meeting without voting will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

SUMMARY OF THE PLAN OF REORGANIZATION

Stockholders of Alliance Bank are being asked to approve the Agreement and Plan of Reorganization which provides for the reorganization of Alliance Bank from a mutual holding company structure to a two-tiered mutual holding company form of organization.  The proposed mid-tier holding company will be named Alliance Bancorp, Inc. of Pennsylvania.  If the Plan of Reorganization is approved and the reorganization is completed, stockholders will receive shares of Alliance Bancorp in exchange for their existing shares of Alliance Bank pursuant to an exchange ratio.  In addition, Alliance Bancorp is offering additional shares for sale in a subscription and community offering.  The reorganization and the offering are described in this Proxy Statement/Prospectus Supplement and in the attached Prospectus.

General

Our Board of Directors unanimously adopted the Agreement and Plan of Reorganization on June 21, 2006.  The Agreement and Plan of Reorganization [has been] approved by the Office of Thrift Supervision, subject to, among other things, approval of the Agreement and Plan of Reorganization by the stockholders of Alliance Bank.  The Special Meeting of Stockholders has been called for this purpose on ________ __, 2006.  The Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation are not required to approve the Agreement and Plan of Reorganization.  However, the approval of both of those regulators is required for the merger of the interim savings bank with and into Alliance Bank, and Department approval is also required for the organization of the interim savings bank.  See “Description of the Reorganization” below.

The following is a brief summary of the reorganization and is qualified in its entirety by reference to the provisions of the Agreement and Plan of Reorganization.  A copy of the Agreement and Plan of Reorganization is available for inspection at each branch office of Alliance Bank, at the Northeast Regional and Washington D.C. offices of the Office of Thrift Supervision.  Upon written request, a copy of the Plan of Reorganization will be sent to you.  The Plan of Reorganization also is filed as an exhibit to the Registration Statement of Alliance Bancorp, copies of which may be obtained from the Securities and Exchange Commission.  See “Where You Can Find Additional Information” below.

Description of the Reorganization

Alliance Bank proposes to reorganize by forming a mid-tier stock-form holding company pursuant to the Agreement and Plan of Reorganization which was unanimously approved by the Boards of Directors of Alliance Bank and Greater Delaware Valley Holdings on June 21, 2006.  A copy of the

Agreement and Plan of Reorganization is included as an exhibit to the registration statement that Alliance Bancorp filed with the SEC.  See “Where You Can Find Additional Information.”  A copy of the Agreement and Plan of Reorganization, as well as the Plan of Additional Stock Issuance and the proposed Federal stock Charter and Bylaws of Alliance Bancorp, is available upon request to Dennis D. Cirucci, President and Chief Executive Officer, Alliance Bank, 541 Lawrence Road, Broomall, Pennsylvania 19008.  The following is a brief description of the Agreement and Plan of Reorganization and is qualified in its entirety by reference to the provisions of the Agreement and Plan of Reorganization.

The reorganization will be accomplished through the following steps:

•                    Alliance Bancorp will be organized as a federally chartered corporation and wholly owned subsidiary of Alliance Bank;

•                    Alliance Interim Savings Bank will be organized as a Pennsylvania-chartered interim savings bank subsidiary of Alliance Bancorp;

•                    Alliance Interim Savings Bank will merge into Alliance Bank with Alliance Bank continuing as the surviving savings bank;

•                    The shares of Alliance Bank common stock which are outstanding immediately prior to the reorganization will be converted into shares of common stock of Alliance Bancorp at the exchange ratio, which is currently estimated to range from approximately 2.1 to 2.8;

•                    The shares of Alliance Interim Savings Bank outstanding immediately prior to the reorganization and held by Alliance Bancorp will be converted on a one-for-one basis into shares of Alliance Bank common stock and the shares of Alliance Bancorp common stock initially issued to Alliance Bank prior to the reorganization will be cancelled;

•                    Alliance Bancorp, with the agreement of Alliance Mutual Holding Company, will cancel a number of shares of Alliance Bancorp common stock that would otherwise be issued to Alliance Mutual Holding Company equal to the number of shares sold in the offering, thus diluting the ownership interest of Alliance Mutual Holding Company from 80.02% to 55.0% of the issued and outstanding shares of Alliance Bancorp upon consummation of the reorganization;

•                    Alliance Bank will, pursuant to Section 10(l) of the Home Owners’ Loan Act, elect to be treated as a savings association and Greater Delaware Valley Holdings will convert to a federally chartered mutual holding company named “Alliance Mutual Holding Company.”  As a result, Alliance Mutual Holding Company and Alliance Bancorp will be regulated by the OTS as savings and loan holding companies.

As a result of the steps described above, Alliance Bank will become the wholly owned subsidiary of Alliance Bancorp, and Alliance Bancorp will become the majority owned subsidiary of Alliance Mutual Holding Company.  The Board of Directors of Alliance Bancorp will establish the exchange ratio such that the stockholders of Alliance Bank immediately prior to the reorganization, with the exception of the mutual holding company (who are referred to in the Agreement and Plan of Reorganization as the “Bank Public Stockholders”), will own in the aggregate upon consummation of the reorganization and offering, approximately the same percentage of issued and outstanding shares of common stock of Alliance Bancorp as they owned of Alliance Bank common stock immediately prior to the reorganization before giving effect to any new shares purchased by such Alliance Bank stockholders in the offering and any payment of cash in lieu of fractional shares.

Reasons for the Reorganization

•                    The reorganization will facilitate our ability to repurchase shares of Alliance Bancorp common stock in the future without adverse tax consequences.

•                    The reorganization will facilitate the ability of Alliance Mutual Holding Company to waive the receipt of dividends.

•                    We believe that our current mutual holding company structure has limited our opportunities to acquire other institutions and that our reorganization will facilitate our ability to acquire other institutions in the future.  Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

•                    The reorganization and offering will provide Alliance Bank with a larger capital base to support its operations and facilitate its ability to grow and diversify in the future, through acquisitions or otherwise.  Currently, Alliance Bank has no plans, agreements or understandings regarding any merger or acquisition transactions.  The reorganization and offering also will result in an increase in the number of outstanding shares of common stock as well as the number of stockholders.  This is expected to facilitate a more active and liquid trading market for the common stock.

The Board of Directors Recommends That You Vote FOR the adoption of the
Agreement and Plan of Reorganization.

EFFECTS OF REORGANIZATION ON RIGHTS OF EXISTING STOCKHOLDERS

After the reorganization, the existing stockholders of Alliance Bank will become stockholders of Alliance Bancorp and their rights as stockholders will be governed by Alliance Bancorp’s charter, bylaws and federal law.  For a discussion of material differences in the rights of stockholders and an explanation of possible anti-takeover effects of the provisions in Alliance Bank’s articles of incorporation and bylaws, see “Comparison of Stockholders’ Rights” and “Restrictions on Acquisition of Alliance Bancorp and Alliance Bank and Related Anti-takeover Provisions.”

The Exchange of Alliance Bank Common Stock

If you are now a stockholder of Alliance Bank, your shares will be cancelled and exchanged for new shares of Alliance Bancorp common stock.  The number of shares you will get will be based on an exchange ratio determined as of the closing of the offering.  The actual number of shares you receive will depend upon the number of shares we sell in our offering, which in turn will depend upon the final appraised value of Alliance Bancorp, Inc.  The following table shows how the exchange ratio will adjust, based on the number of shares sold in Alliance Bancorp’s offering.

	Shares to be sold in the offering	Shares to be exchanged for current Alliance Bank common stock	Total shares of common stock to be outstanding after the offering	Exchange ratio
Minimum	1,807,339	5,417,661	7,225,000	2.09945
Midpoint	2,126,281	6,373,719	8,500,000	2.46994
Maximum	2,445,223	7,329,777	9,775,000	2.84043
15% above Maximum	2,812,006	8,429,244	11,241,250	3.26649

If you currently own shares of Alliance Bank which are held in “street name,” they will be exchanged without any action on your part.  If you currently are the record owner of shares of Alliance Bank and hold certificates, you will receive, after the reorganization and offering is completed, a transmittal form with instructions to surrender your stock certificates.  New certificates of our common stock will be mailed promptly after the exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of our common stock will be issued to any stockholder of Alliance Bank upon consummation of the reorganization.  For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

For a discussion of the price per share of Alliance Bancorp common stock following the reorganization, see “Summary — The Offering—How We Determined the Price per Share and the Offering Range” beginning on page __ in the attached Prospectus of Alliance Bancorp.

Exchange of Certificates

After completion of the reorganization, each holder of a certificate or certificates for shares of Alliance Bank common stock, other than Greater Delaware Valley Holdings, upon surrender of the certificate(s) to the Exchange Agent will receive a certificate or certificates representing the number of full shares of Alliance Bancorp’s common stock for which the shares of the Alliance Bank common stock have been converted based on the exchange ratio.  The Exchange Agent will promptly mail to each holder of record of an outstanding certificate of Alliance Bank common stock which is to be exchanged for Alliance Bancorp’s common stock, a Letter of Transmittal form advising such holder of the terms of the exchange and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Alliance Bancorp’s common stock.  The Letter of Transmittal will specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of the Alliance Bank certificate to the Exchange Agent.

You should not forward your common stock certificates to Alliance Bank or the Exchange Agent until you have received the Letter of Transmittal.

No holder of a certificate representing shares of Alliance Bank common stock will be entitled to receive any dividends in respect of Alliance Bancorp’s common stock into which such shares are converted until the certificate representing such shares of Alliance Bank common stock is surrendered in exchange for certificates representing shares of Alliance Bancorp’s common stock.  In the event that dividends are declared after the reorganization but prior to surrender of certificates representing shares of Alliance Bank common stock, dividends payable in respect of shares of common stock not then issued shall accrue, without interest.  Any such dividends shall be paid, without interest, upon surrender of the Alliance Bank certificates.  After the completion of the reorganization, Alliance Bancorp will be entitled to treat certificates previously representing shares of Alliance Bank common stock as evidencing ownership of the number of full shares of Alliance Bancorp common stock into which the shares represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

Alliance Bancorp will not be obligated to deliver a certificate or certificates representing shares of its common stock to which a holder of Alliance Bank common stock would otherwise be entitled as a result of the reorganization until such holder surrenders the certificate or certificates representing the shares of Alliance Bank common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Alliance Bancorp.  If any certificate evidencing shares of Alliance Bancorp common stock is to be issued in a name other than that in which the certificate surrendered in exchange is registered, it shall be a condition of the issuance of the Alliance Bancorp certificate that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

As a result of the reorganization, holders of Alliance Bank common stock, with rights governed by Pennsylvania law and the articles of incorporation and bylaws of Alliance Bank, will become stockholders of Alliance Bancorp, with rights governed by federal law and the charter and bylaws of Alliance Bancorp.  For a summary of certain differences between the rights of current stockholders of Alliance Bank and the rights of stockholders of Alliance Bancorp upon completion of the reorganization see “Comparison of Stockholders’ Rights” below.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the reorganization, holders of Alliance Bank common stock, with rights governed by Pennsylvania law and the articles of incorporation and bylaws of Alliance Bank, will become stockholders of Alliance Bancorp, with rights governed by federal law and the charter and bylaws of Alliance Bancorp.  For a summary of certain differences between the rights of current stockholders of Alliance Bank and the rights of stockholders of Alliance Bancorp upon completion of the reorganization see “Comparison of Stockholders’ Rights” beginning on page __ in the attached Prospectus of Alliance Bancorp.

RESTRICTIONS ON ACQUISITION OF ALLIANCE BANCORP AND ALLIANCE BANK AND RELATED ANTI-TAKEOVER PROVISIONS

Mutual Holding Company Structure

The mutual holding company structure could restrict the ability of Alliance Bancorp’s stockholders to effect a change of control of management because Alliance Mutual Holding Company will control at least a majority of the outstanding voting stock of Alliance Bancorp.  Consequently, Alliance Mutual Holding Company will be able to elect all of the members of Alliance Bancorp’s board of directors and generally control the outcome of most matters presented to Alliance Bancorp’s stockholders for approval, except for matters that require a supermajority vote.  Alliance Mutual Holding Company, acting through its board of directors, will be able to prevent any challenge to the ownership or control of Alliance Bancorp by minority stockholders.  Alliance Mutual Holding Company will be controlled by its board of directors, which will initially consist of the same persons who are members of the board of directors of Alliance Bancorp and Alliance Bank.  See “Risk Factors - Alliance Mutual Holding Company Will Own a Majority of Alliance Bancorp’s Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Alliance Bancorp’s Stockholders” on page __ and “The Reorganization” beginning on page __ in the attached Prospectus of Alliance Bancorp.

Restrictions in Alliance Bancorp’s Charter and Bylaws

Certain provisions of Alliance Bancorp’s charter and bylaws that relate to corporate governance could also restrict the ability of Alliance Bancorp’s stockholders to effect a change of control of Alliance Bancorp.  For a summary of such provisions, see “Restrictions on Acquisition of Alliance Bancorp and Alliance Bank and Related Anti-Takeover Provisions — Restrictions in Alliance Bancorp’s Charter and Bylaws” beginning on page __ in the attached Prospectus.  The description is necessarily general and qualified by reference to Alliance Bancorp’s charter and bylaws.  See “Where You Can Find Additional Information” below for information as to how you can review a copy of Alliance Bancorp’s charter and bylaws.

INCORPORATION OF INFORMATION BY REFERENCE

The Prospectus of Alliance Bancorp, Inc. of Pennsylvania, the new mid-tier holding company for Alliance Bank, which is attached to this Proxy Statement/Prospectus Supplement, is incorporated herein by reference.  The Prospectus sets forth a description of the Plan of Reorganization and the related offering of Alliance Bancorp’s common stock under the captions “The Reorganization” beginning on page __ and “The Offering” beginning on page __.  “The Reorganization” also describes the effects of the reorganization on the stockholders of Alliance Bank.

Information regarding Alliance Bank, Alliance Bancorp and Alliance Mutual Holding Company is set forth on page [1] of in the prospectus under the captions “Summary — The Companies - Alliance Bancorp, Inc.,” “ - Alliance Mutual Holding Company” and “ - Alliance Bank.”  The Prospectus also describes the business and financial condition of Alliance Bank under the captions “Business” beginning on page __ and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page __ and the historical financial statements of Alliance Bank which are included in the Prospectus.  Information regarding the use of proceeds of the offerings conducted in connection with the reorganization, the historical capitalization of Alliance Bank and the pro forma capitalization of Alliance Bancorp, and other pro forma data are set forth in the Prospectus under the captions “Use of Proceeds,” “Our Capitalization” and “Pro Forma Data,” beginning on pages __, __ and __, respectively.

The Prospectus sets forth certain information as to Alliance Bank common stock beneficially owned by the only persons or entities known to Alliance Bank to be the beneficial owner of more than 5% of the common stock, the directors of Alliance Bank, certain executive officers and certain former executive officers and all directors and executive officers and certain former executive officers of Alliance Bank as a group.  See “Beneficial Ownership of Common Stock” beginning on page __ in the Prospectus.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Stockholders of Alliance Bank, which is expected to be held in April 2007, if the reorganization is not consummated, must be received at the main office of Alliance Bank no later than December 8, 2006.  If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders.  It is urged that any such proposals be sent by certified mail, return receipt requested.

Stockholder proposals which are not submitted for inclusion in Alliance Bank’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article VIII, Section 4 of Alliance Bank’s Articles of Incorporation, which provides that to be properly brought before an annual meeting, business must be (a) properly brought before the meeting by or at the direction of the board of directors or (b) otherwise properly brought before the meeting by a stockholder.  For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof to Alliance Bank.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Alliance Bank not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Alliance Bank, or not later than February 27, 2007 in connection with the next annual meeting of stockholders of Alliance Bank.  A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before an annual meeting, (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business and (b) certain other information set forth in the Articles of Incorporation.

OTHER MATTERS

Each proxy solicited hereby also confers discretionary authority on our Board of Directors to vote the proxy upon such other matters as may properly come before the Special Meeting.  Management is not aware of any business that may properly come before the Special Meeting other than those matters described above in this Proxy Statement/Prospectus Supplement.  However, if any other matters should properly come before the Special Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of solicitation of the proxies will be borne by us.  In addition to solicitations by mail, our directors and officers may solicit proxies personally or by telephone without additional compensation.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending our proxy materials to the beneficial owners of common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Alliance Bancorp, Inc. of Pennsylvania, the new mid-tier holding company, has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No. 333-_____) under the Securities Act of 1933 with respect to the shares of common stock exchanged and offered by Alliance Bancorp’s prospectus.  As permitted by the rules and regulations of the Securities and Exchange Commission, the prospectus does not contain all the information set forth in the Registration Statement.  Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330.  The registration statement also is available through the SEC’s World Wide Web site on the internet at http://www.sec.gov.

Alliance Bancorp has filed an application for reorganization with the Office of Thrift Supervision.  The prospectus omits certain information contained in that application.  The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center, Plaza Five, Suite 1600, Jersey City, New Jersey 07311.  Alliance Bancorp also has filed an application for reorganization with the Pennsylvania Department of Banking.  The application may be examined at the principal office of the Pennsylvania Department of Banking at 333 Market Street, 16th Floor, Harrisburg, Pennsylvania.  This prospectus omits certain information contained in that application.

You may obtain a copy of the Agreement and Plan of Reorganization, including the Charter and Bylaws of Alliance Bancorp, from any office of Alliance Bank or in writing from Alliance Bank.  Any such requests should be directed to Kathleen P. Lynch, Corporate Secretary, Alliance Bank, 541 Lawrence Road, Broomall, Pennsylvania 19008.  So that you have sufficient time to receive and review the requested materials, it is recommended that any such requests be sent so that they are received by Alliance Bank by ________ __, 2006.

In connection with the reorganization, Alliance Bancorp will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934.  Upon such registration, Alliance Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934.  Under the Agreement and Plan of Reorganization and the related Plan of Additional Stock Issuance, Alliance Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the reorganization.

***

Your Vote Is Important!  We Urge You to Mark, Sign and Date the Enclosed Proxy Card And Return it Today in The Enclosed Postage-paid Envelope.

This Proxy Statement/Prospectus Supplement is neither an offer to sell nor the solicitation of any offer to buy stock.  The offer is only made by Alliance Bancorp’s prospectus.

ALLIANCE BANK	FORM OF REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF  ALLIANCE BANK FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON __________, 2006 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of Alliance Bank, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders to be held at the _________________________, __________________________, ________, Pennsylvania, on ___________, 2006, at __:00 _.m., local time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1.                                       To approve and adopt the Agreement and Plan of Reorganization, pursuant to which Alliance Bank would reorganize into the mid-tier stock holding company form by creating a new federally-chartered mid-tier holding company, to be known as Alliance Bancorp, Inc. of Pennsylvania, which will hold all of the issued and outstanding shares of Alliance Bank upon completion of the reorganization.  The Agreement and Plan of Reorganization provides that the current stockholders of Alliance Bank will exchange their existing shares of Alliance Bank common stock for shares of common stock of the new mid-tier holding company pursuant to an exchange ratio in an estimated range of approximately 2.1:1 to 2.8:1, which may be increased to approximately 3.3:1.

☐   FOR                                      ☐   AGAINST                                      ☐   ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting.

The Board of Directors recommends that you vote FOR the Agreement and Plan of Reorganization.  Shares of common stock of Alliance Bank will be voted as specified.  If no specification is made, shares will be voted for the Agreement and Plan of Reorganization, and otherwise at the discretion of the proxies.  This proxy may be revoked at any time before it is exercised.

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Stockholders of Alliance Bank called for __________, 2006, a Proxy Statement for the Special Meeting and the Prospectus of Alliance Bancorp, Inc. of Pennsylvania.

Please be sure to date this Proxy and sign in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

Note:  Please sign exactly as your name appears on this Proxy.  Only one signature is required in the case of a joint account.  When signing in a representative capacity, please give title.